Exhibit 99.1

Karyopharm and Antengene Sign Exclusive License Agreement to Develop and Commercialize Selinexor, Eltanexor, Verdinexor and KPT-9274 in China and Other Regions in Asia

- Antengene Rights Include All Human Oncology Indications for Selinexor, Eltanexor and KPT-9274, and Non-Oncology Human Indications for Verdinexor –

- Karyopharm to Receive $12 Million (USD) Upfront; Total Deal Valued at up to $162 Million with Karyopharm Eligible to Receive up to $150 Million (USD) in Future Milestones, Plus Royalties –

NEWTON, Mass. and SHANGHAI, China – May 24, 2018 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI) (Karyopharm) and Antengene Corporation (Antengene), today announced their entry into an exclusive license agreement for the development and commercialization of four of Karyopharm’s novel, oral drug candidates, including selinexor, Karyopharm’s lead SINE compound, eltanexor, Karyopharm’s second-generation SINE compound, verdinexor, Karyopharm’s lead compound in development for viral and other non-oncology indications, and KPT-9274, Karyopharm’s dual inhibitor of PAK4 and NAMPT. The agreement includes the development and commercialization of selinexor and eltanexor for the diagnosis, treatment and/or prevention of all human oncology indications in China and Macau. The agreement also includes the development and commercialization of KPT-9274 in all human oncology indications and verdinexor in human non-oncology indications in mainland China, Macau, Taiwan, Hong Kong, South Korea, and the ASEAN countries.

Under the terms of the agreement, Karyopharm will receive a one-time upfront payment of $12 million (USD) from Antengene. Karyopharm is eligible to receive up to an additional $150 million (USD) if certain future prespecified development, regulatory and commercial milestones are achieved by Antengene. Karyopharm is also eligible to receive tiered double-digit royalties based on future net sales of selinexor and eltanexor in China and Macau, and tiered single- to double-digit royalties based on future net sales of verdinexor and KPT-9274 in the relevant territories. In exchange, Antengene will receive exclusive rights to develop, manufacture and commercialize the compounds in the agreed to territories, at its own cost and expense. Antengene will also have the ability to participate in any global clinical study of selinexor, eltanexor, verdinexor or KPT-9274, and will bear the cost and expense for patients enrolled in clinical studies in the agreed to territories.

“This agreement with Karyopharm brings to our pipeline four promising, clinical-stage product candidates with broad applicability across multiple disease areas, with a particular focus in oncology, with the potential to help patients in a number of Asian territories. To complement the ongoing clinical development efforts by Karyopharm, Antengene may initiate additional clinical trials in diseases with high incidence in Greater China and other Asian regions,” said Jay Mei, MD, PhD, Chairman and Chief Executive Officer of Antengene. “At Antengene, we are driven by a higher purpose and our goal is to become a market leader in developing innovative therapies that address unmet medical needs in the Asia Pacific region. We are delighted to partner with Karyopharm, a pioneering oncology company with a strong track record in the research and development of novel, targeted compounds, and we believe this transaction underscores our strong focus on and commitment to healthcare innovation.”

“Antengene is dedicated to developing novel, cutting-edge therapies and has strong clinical and regulatory expertise and capabilities in China and the other licensed Asian regions,” said Michael G. Kauffman, MD, PhD, Chief Executive Officer of Karyopharm. “This strategic alliance adds to the impressive consortium of global Karyopharm partners who are actively advancing our novel oral drug candidates in these important markets, while allowing us to focus our internal resources on executing our late-phase selinexor trials and pursue regulatory approval in the United States and the European Union. In particular, this collaboration for additional territories in Asia complements our existing partnership with Ono Pharmaceutical for selinexor and eltanexor in Japan, Taiwan, South Korea, Hong Kong and the ASEAN countries.”

About Selinexor

Selinexor (KPT-330) is a first-in-class, oral Selective Inhibitor of Nuclear Export / SINE compound. Selinexor functions by binding with and inhibiting the nuclear export protein XPO1 (also called CRM1), leading to the accumulation of tumor suppressor proteins in the cell nucleus. This reinitiates and amplifies their tumor suppressor function and is believed to lead to the selective induction of apoptosis in cancer cells, while largely sparing normal cells. To date, over 2,400 patients have been treated with selinexor. In April 2018, Karyopharm reported positive top-line data from the Phase 2b STORM study evaluating selinexor in combination with low-dose dexamethasone in patients with penta-refractory multiple myeloma. Selinexor has been granted Orphan Drug Designation in multiple myeloma and Fast Track designation for the patient population evaluated in the STORM study. Karyopharm plans to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) during the second half of 2018, with a request for accelerated approval for oral selinexor as a new treatment for patients with penta-refractory multiple myeloma. The Company also plans to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in early 2019 with a request for conditional approval. Selinexor is also being evaluated in several other mid- and later-phase clinical trials across multiple cancer indications, including in multiple myeloma in a pivotal, randomized Phase 3 study in combination with Velcade® (bortezomib) and low-dose dexamethasone (BOSTON) and as a potential backbone therapy in combination with approved therapies (STOMP), and in diffuse large B-cell lymphoma (SADAL), liposarcoma (SEAL), and an investigator-sponsored study in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with one or more approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. Additional clinical trial information for selinexor is available at www.clinicaltrials.gov.

About Eltanexor

Eltanexor is a second generation oral SINE compound. Eltanexor functions by binding to and inhibiting the nuclear export protein XPO1 (also called CRM1), leading to the accumulation of tumor suppressor proteins in the cell nucleus. Eltanexor has demonstrated minimal brain penetration in animals, which has been associated with reduced toxicities in preclinical studies while maintaining potent anti-tumor effects. A Phase 1/2 clinical study is currently ongoing evaluating eltanexor in myelodysplastic syndrome, colorectal cancer and castrate-resistant prostate cancer.

About Verdinexor

Verdinexor (KPT-335) is a first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound being investigated across a variety of non-oncology indications in humans with an initial focus as a potential broad-spectrum treatment for viral diseases. Verdinexor functions by binding to and inhibiting the nuclear export protein XPO1 (also called CRM1), which is believed to be responsible for the movement of critical host cell and pathogen encoded cargoes across the nuclear membrane into the cytoplasm. Inhibition of this process with verdinexor results in accumulation of these cargoes in the nucleus, where they promote an anti-inflammatory state and prevent key steps in pathogen replication from occurring. Prior preclinical research showed efficacy of verdinexor in several viral models, including HIV and promising pre-clinical data has also been observed in multiple additional non-oncology indications. In a previously conducted randomized, double-blind, placebo-controlled, dose-escalating Phase 1 clinical trial in healthy human volunteers, verdinexor was found to be generally safe and well tolerated, with adverse events occurring in similar number and grade as placebo.

About KPT-9274

KPT-9274 is a first-in-class, orally bioavailable, small molecule immunometabolic modulator that works through non-competitive dual inhibition of p21-activated kinase 4 (PAK4) and nicotinamide phosphoribosyltransferase (NAMPT). NAMPT and NAPRT (Nicotinate Phosphoribosyltransferas) are the two main pathways for production of the NAD (nicotinamide dinucleotide). About 15-30% of all solid tumors are deficient in NAPRT, making them reliant on NAMPT for NAD production. Co-inhibition of PAK4 and NAMPT is believed to lead to synergistic anti-tumor effects through suppression of ß-catenin by blocking PAK4, leading to both immune cell activation and inhibition of tumor growth, blockade of DNA repair, cell cycle arrest, and energy depletion through NAMPT inhibition, and ultimately apoptosis. KPT-9274 may therefore have both immune-activating and direct antitumor effects. Tumors deficient in NAPRT may be particularly susceptible to KPT-9274’s actions. In contrast, normal cells are less sensitive to inhibition by KPT-9274 due in part to their relative genomic stability and lower metabolic demands. KPT-9274 is currently being evaluated in a Phase 1 clinical study in advanced solid tumors and non-Hodgkin’s lymphoma.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq:KPTI) is a clinical-stage pharmaceutical company focused on the discovery and development of novel first-in-class drugs directed against nuclear transport and related targets for the treatment of cancer and other major diseases. Karyopharm’s SINE compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm, which was founded by Dr. Sharon Shacham, currently has several investigational programs in clinical or preclinical development. For more information, please visit www.karyopharm.com.

About Antengene Corporation

Antengene Corporation is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapeutics to meet unmet medical needs in Asia. Antengene aims to provide the most advanced and first-in-class anti-cancer drug treatments for patients in China and rest of Asia. On April 13, 2017, Celgene Corporation, a global leading innovative biopharmaceutical company became a long-term strategic partner and obtained an equity position in Antengene. Antengene currently has several investigational programs at Phase 2/3 stage. Antengene’s lead pipeline asset ATG-008, a dual mTORC1/2 inhibitor, is currently in multi-regional clinical trials (MRCT) for the treatment of hepatocellular carcinoma (HCC) patients in Asian countries/regions including mainland China, Taiwan, and South Korea. For more information, please visit www.antengene.com.

Karyopharm Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the potential to receive milestone and royalty payments under the license agreement with Antengene, the success of Karyopharm’s arrangement with Antengene and the parties’ ability to work effectively together, the timing of submissions to regulatory authorities and the potential availability of accelerated approval pathways, and therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that regulators will agree that selinexor qualifies for accelerated approval in the U.S. or conditional approval in the E.U. as a result of the data from the STORM study in patients with penta-refractory myeloma or that any of Karyopharm’s drug candidates, including selinexor (KPT-330), eltanexor (KPT-8602), Karyopharm’s second-generation oral SINE compound, or KPT-9274, Karyopharm’s first-in-class oral dual inhibitor of PAK4 and NAMPT, or any other drug candidate that Karyopharm is developing, will successfully complete necessary preclinical and clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the ability of Karyopharm or Antengene to fully perform their respective obligations under the license agreement, Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; Karyopharm’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of drug candidates by Karyopharm’s competitors for diseases in which Karyopharm is currently developing its drug candidates; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any drug candidates it is developing. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which was filed with the Securities and Exchange Commission (SEC) on May 10, 2018, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

KARYOPHARM THERAPEUTICS INC.

Investors:

Kimberly Minarovich

(212) 600-1902

kimberly@argotpartners.com

Mary Jenkins

(617) 340-6073

mary@argotpartners.com

Media:

David Rosen

(212) 600-1902

david.rosen@argotpartners.com

ANTENGENE CORPORATION

Investors:

Jeff Li

(+86) 186-2162-5820

jeff.li@antengene.com

Media:

Peter Qian

(+86) 130-6274-7000

peter.qian@antengene.com